EXHIBIT 99.2
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Board of Directors Dissolves Corporation and Forms Liquidating Trust

Plymouth Meeting, PA — June 12, 2009 — Genaera Corporation (“the Company”) (NASDAQ: GENR) today announced that the Company’s Board of Directors voted to dissolve the Company. At a Special Meeting of Stockholders held on June 4, 2009, the Company’s stockholders approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”). As permitted by the Plan of Dissolution, the Company’s Board of Directors approved the transfer of the Company’s assets and liabilities to the Genaera Liquidating Trust (the “Trust”).

The Trust will become effective upon filing of a Certificate of Dissolution of the Company with the Secretary of the State of Delaware on June 12, 2009. Upon its effectiveness, the members of the Company’s Board of Directors will resign and its executive officers will be terminated.

The Trust provides that each stockholder of the Company on the record date will automatically become the holder of one unit of beneficial interest ("Unit") in the Trust for each share of Genaera common stock then held of record by such stockholder. The record date will be the date on which the Genaera common stock ceases to trade on NASDAQ. Upon the effective date of the trust agreement all outstanding shares of the Company’s common stock will automatically be deemed cancelled, and the rights of beneficiaries in the Units will not be represented by any form of certificate or other instrument. Stockholders of the Company on the record date are not required to take any action to receive Units. The trustee will maintain a record of the name and address of each beneficiary and such beneficiary's aggregate Units in the Trust. Subject to certain exceptions, related to transfer by will, intestate succession or operation of law, the Units are not transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

The Trust will be organized for the sole purpose of winding up the Company's affairs and the liquidation of its assets. It is expected that from time to time the Trust will make distributions of its assets to beneficiaries, but only to the extent that such assets will not be needed to provide for the liabilities (including contingent liabilities) assumed by the Trust. No assurances can be given as to the amount or timing of any distributions by the Trust.

The Trust is intended to qualify as a "liquidating trust" and as a "grantor trust" for federal income tax purposes. As such, the Trust will be a complete pass-through entity for federal income tax purposes and, accordingly, will not itself be subject to federal income tax. For federal income tax purposes, stockholders of the Company on the record date will be deemed to receive from the Company and transfer to the Trust a pro rata share of the assets actually transferred by the Company to the Trust. Accordingly, each stockholder will recognize gain or loss in an amount equal to the difference between (x) the fair market value of such stockholder's pro rata share of the assets of the Company that were transferred to the Trust, subject to such stockholder's pro rata share of the liabilities of the Company that were assumed by the Trust and (y) such stockholder’s adjusted tax basis in the shares of the Company’s common stock held by such stockholder on the record date. The beneficiaries will be required to take into account, in accordance with their method of accounting, a pro rata share of the Trust's items of income, deduction, gain, loss or credit, regardless of the amount or timing of distributions to beneficiaries. Stockholders of the Company are urged to consult with their own tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the Trust

Additionally, the Company today intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate the registration of its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and will cease filing reports thereunder.

The Company also announced that it today intends to give notice to The Nasdaq Stock Market of its determination to voluntarily withdraw the Company's common stock, $0.001 par value per share, from listing on the Nasdaq Capital Market and withdraw the registration of the common stock under Section 12(b) of the Exchange Act. After the completion of the required ten day notice period, the Company will file a Form 25 with the SEC to effect the delisting and withdrawal from registration under the Exchange Act. While the Company expects its stock to be delisted ten days after the filing of the Form 25, Nasdaq may, at its discretion, halt trading of the Company’s common stock at any time prior to the filing of the Form 25. The Company previously announced that it has received notification from Nasdaq stating that Genaera is no longer in compliance with Nasdaq Marketplace Rule 5250(c)(1) for continued listing because the Company has not filed its Form 10-Q for the period ended March 31, 2009, nor was it in compliance with NASDAQ Marketplace Rule 4310(c)(4) for continued listing, which requires a minimum bid price for the Company’s common stock of $1.00.

About Genaera

Genaera Corporation has developed trodusquemine (MSI-1436) for type 2 diabetes and obesity and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as from other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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